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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Commonwealth Annuity Separate Account A

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

132 Turnpike Road, Suite 210,
Southborough, MA 01772

Telephone Number (including area code): (508) 460-2400

Name and address of agent for service of process:

                                  Jon-Luc Dupuy
                 Commonwealth Annuity and Life Insurance Company
                             A Goldman Sachs Company
                          132 Turnpike Road, Suite 210
                             Southborough, MA 01772

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes |X| No |_|


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                              ARTICLE I. SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Southborough and the Commonwealth of Massachusetts on the 28th day of February, 2007.

                             Signature: Commonwealth Annuity Separate Account A
                                               (Name of Registrant)

                             By: /s/ Michael A. Reardon
                                 ----------------------
                                 Michael A. Reardon
                                 President and CEO


Attest:  /s/ Jon-Luc Dupuy
         -------------------
         Jon-Luc Dupuy
         Assistant Secretary